Exhibit 10.20

February 19, 2015

Hans-Peter Klaey
Baecherstrasse 34
8806 Baech
Switzerland

Dear Hans-Peter,

On behalf of Ixia (“Ixia” or the “Company”), I am pleased to offer you employment as Ixia’s Senior Vice President, Global Sales on the terms and conditions set forth in this letter. In this capacity, you will report directly to me as the President and Chief Executive Officer of the Company. Your position may be located at either our Calabasas or Santa Clara office, depending on your relocation destination decision. Your start date will be February 25, 2015, or such other date upon which we agree.

You agree to perform such duties and responsibilities as are assigned or delegated to you from time to time by me or as assigned by the Company’s Board of Directors. You agree to devote your full-time attention and best efforts to the performance and discharge of such duties and responsibilities, and to perform and discharge such duties and responsibilities faithfully, diligently, and to the best of your abilities.

Your starting biweekly salary will be $13,461.54 ($350,000.04 annualized) payable in accordance with Ixia’s payroll policies as in effect from time to time.

Paid Time Off (PTO) is compensation for time not worked. You will be entitled to 15 days of PTO each calendar year, provided that the number of PTO days that you are entitled to will be pro-rated for the 2015 calendar year. PTO may be used for vacation, sick leave, leaves of absence, volunteer/community work, and/or personal days. PTO is granted in addition to any paid Company holidays.

In connection with your relocation to California, the Company agrees to provide you with the assistance described in Ixia’s Relocation Guidebook – Executive International Relocation which is enclosed with this letter, provided that you enter into the Ixia Relocation Program Agreement that is also enclosed herewith. You will also be eligible for all health and welfare benefits generally provided to executive employees based in California.

As part of your compensation package, I will recommend that the Company’s Compensation Committee grants you, within 90 days following the commencement of your employment with the Company, non-statutory stock options under the Company’s Second Amended and Restated 2008 Equity Incentive Plan, as amended (the “Plan”), to purchase 150,000 shares of Ixia Common Stock at an exercise price equal to the closing sales price of Ixia’s Common Stock on the date of the option grant (the “Option”). Your Option will vest and become exercisable with respect to 37,500 shares upon completion of one year of employment with the Company following the date of the Option grant, and the remaining 112,500 shares subject to your Option will vest and become exercisable, cumulatively, in 12 equal quarterly installments commencing on the last day of the first full calendar quarter following the one-year anniversary of the date of the Option grant, as long as you remain an employee of the Company.

In addition, your Option will be subject to the terms and provisions of the Plan and the Stock Option Agreement evidencing the grant of your Option. Your Option will expire, to the extent previously unexercised, upon the earlier of (i) seven years after the Option grant date or (ii) 90 days after you cease to be an employee of the Company, except as otherwise provided under the terms of the Plan or your Stock Option Agreement.  In addition to the foregoing principal terms, your Option will include such other terms and conditions that are customarily included in options granted to employees of the Company.

You will be eligible to participate in any 2015 Bonus Plan that is adopted by the Company’s Compensation Committee for senior officers. Your participation will be subject to the terms of that plan. Your target bonus opportunity under that plan will be equal to 100% of your annual base salary, but pro-rated pursuant to the terms of such plan to account for your partial year of employment. You acknowledge that no bonus for 2015 or any other year is guaranteed.

In the event that Ixia terminates your employment with the Company without Cause (as defined below), and provided that you execute in a timely manner and do not revoke a severance agreement and release that is reasonably satisfactory to Ixia (a “Severance Agreement”), Ixia will continue to pay you your base salary at your then-current annual base salary rate through the six-month anniversary of the date on which your employment terminates (the date on which your employment terminates is referred to herein as the “Termination Date”). Any payments described in this paragraph will be payable in accordance with Ixia’s payroll policies as in effect at that time, and will be subject to any required tax withholdings and deductions.
    Additionally, in the event that Ixia undergoes a Change of Control (as defined below) and, within six months thereafter, Ixia (or its successor-in-interest, as applicable) terminates your employment hereunder without Cause, then, provided that you execute in a timely manner and do not revoke a Severance Agreement, all of your outstanding stock option and restricted stock unit incentive awards from Ixia that (i) would have vested within 12 months following the Termination Date, and (ii) in the case of performance-based equity incentive awards only, are earned and subject to vesting as of the Termination Date, will automatically vest on the Termination Date and, with respect to stock options, will become exercisable as of such date. Any stock options that become exercisable pursuant to this paragraph will remain exercisable for a period of 90 days following the Termination Date, except as otherwise provided in the Plan or in your Stock Option Agreement.
The two immediately preceding paragraphs shall be deemed automatically deleted in their entirety, and you shall no longer be entitled to any employment severance benefits hereunder, in the event that the Company’s Board of Directors designates you as an officer who is eligible to receive severance benefits under the terms of the 2009 Officer Severance Plan, as amended, or any other severance plan established for Ixia’s officers, executives, or other senior employees with severance benefits generally not less favorable than those set forth herein.
For purposes of this letter, “Cause” for your termination will exist at any time after the occurrence of one or more of the following events following the date of this letter: (a) willful refusal or failure by you to follow one or more important Ixia policies; (b) any conduct by you amounting to gross incompetence; (c) refusal or failure by you, within 30 days after written notice, to perform material, appropriate duties; (d) your embezzlement, misappropriation of any property or other asset of Ixia, or misappropriation of a corporate opportunity of Ixia; (e) your conviction for, or the entering of a plea of nolo contendere with respect to, any felony whatsoever or for any misdemeanor involving moral turpitude; (f) your unlawful use (including being under the influence of) or possession of illegal drugs on Ixia’s premises; (g) any breach by you of any nondisclosure or proprietary agreement, or any other agreement, with Ixia; or (h) your death or any condition that substantially impairs your ability to perform your employment obligations for at least 90 consecutive work days or for any 90 work days during any 180-day period.
For purposes of this letter a “Change of Control” shall be deemed to have occurred at such time as (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes after the effective date of this letter the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities; (ii) during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (iii) there occurs the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition (other than in the ordinary course of business) by the Company of all or substantially all of the Company’s assets (or any transaction having essentially the same effect).

This offer of employment, and the commencement of your employment with Ixia, are expressly contingent upon each of the following:

•	You must obtain the proper authorization from all applicable United States governmental agencies allowing you to work for Ixia in the United States.

•	You must enter into Ixia’s standard “Confidentiality and Non-Disclosure Agreement and Assignment of Rights,” a copy of which is included with this letter.

Ixia | 26601 W. Agoura Road | Calabasas, CA. 91302 | Tel: +1-818-871-1800 | Fax: 818-871-1805 | www.ixiacom.com

•	Ixia must obtain and be satisfied with the results of (a) an executive background check (authorization forms are included herewith) and (b) Ixia’s reference checks.

In addition, after you accept this offer of employment but no later than your first day of employment, you must complete and provide to Ixia an Employee Eligibility Form (I-9). In connection therewith, you will need to present to Ixia one original form of identification and verification of employment authorization in the United States (see enclosed list of acceptable documents).

We hope that this will be a long and mutually beneficial relationship. However, as with every Ixia employee, your employment status is “at will.” Accordingly, you reserve the right to terminate your employment at any time, and we reserve the right, in our discretion, to terminate your employment at any time, with immediate effect, for any reason or no reason, and without any liability for compensation (other than compensation earned by you through the date of the termination of your employment with Ixia and the severance benefits to which you are expressly entitled to under this letter) or damages.

This letter contains our entire understanding with respect to your employment with Ixia and supersedes all prior or contemporaneous representations, promises, discussions, or agreements with respect to the subject matter hereof, whether written or oral, and whether made to you or with you by any employee, director, or officer of, or any other person affiliated with, Ixia or any actual or perceived agent thereof. Ixia reserves the right to make reasonable changes to the terms and conditions of employment of all its employees (including you); such changes shall be notified by way of a general notice to all employees and shall take effect from the date of the notice (unless such other effective date is specified in the notice). Subject thereto, the provisions of this letter may be amended, modified, supplemented, or waived only by a writing specifically identifying this letter and signed by each party hereto. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience.

This letter and the rights and obligations of the parties hereto will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of California. By signing below, you irrevocably consent to the exclusive jurisdiction of the courts of the State of California and/or the federal courts situated in the State of California in connection with any action, dispute, or claim you may have against Ixia arising out of your employment with Ixia, including the termination of such employment.

We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Ixia. Our Company offers you an opportunity to put your experience, abilities, dedication, energy, and creativity to excellent use. Welcome to the team!

Please acknowledge your acceptance of this offer by signing and dating this letter where indicated below and returning such signed copy to me for receipt no later than February 21, 2015.

Sincerely,

/s/ Bethany Mayer

Bethany Mayer
President and Chief Executive Officer

Acknowledged and Accepted:

/s/ Hans-Peter Klaey
___________________________            Date: February 20, 2015
Hans-Peter Klaey

02/20/15

Ixia | 26601 W. Agoura Road | Calabasas, CA. 91302 | Tel: +1-818-871-1800 | Fax: 818-871-1805 | www.ixiacom.com